Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Mirant Corporation:
We consent to the use of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Mirant Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2009, all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our reports on the consolidated financial statements refer to a change in accounting for fair value measurements of financial instruments in 2009 and 2008.
/s/ KPMG LLP
Atlanta, Georgia
August 12, 2010